Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2026 Second Quarter Results

Reports Second Quarter Sales of $2.92 billion, up 6.7 Percent

Reports Second Quarter Earnings per Share of $2.92 and Adjusted1 Earnings per Share of $2.87

Updates Outlook for 2026 Earnings per Share to Approximately $10.50 and
Adjusted1 Earnings per Share to Approximately $11.00

OSHKOSH, Wis. (July 28, 2026) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2026 second quarter net income of $183.2 million, or $2.92 per diluted share, compared to net income of $204.8 million, or $3.16 per diluted share, for the second quarter of 2025. Adjusted1 net income was $180.1 million, or $2.87 per diluted share, for the second quarter of 2026 compared to $220.6 million, or $3.41 per diluted share, for the second quarter of 2025. Comparisons in this news release are to the second quarter of 2025, unless otherwise noted.

Consolidated sales in the second quarter of 2026 increased $183.0 million, or 6.7 percent, to $2.92 billion primarily due to higher sales volume and improved pricing.

Consolidated operating income in the second quarter of 2026 decreased 16.6 percent to $243.2 million, or 8.3 percent of sales, compared to $291.7 million, or 10.7 percent of sales, in the second quarter of 2025. The decrease was primarily due to unfavorable sales mix and higher manufacturing overhead costs, offset in part by higher sales volume.

Adjusted1 operating income in the second quarter of 2026 decreased 17.7 percent to $257.6 million, or 8.8 percent of sales, compared to $312.9 million, or 11.5 percent of sales, in the second quarter of 2025.

“Our second quarter earnings per share reflects the dedication of our team members and the strength of our innovative, purpose-built products,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “We are seeing strong demand for access equipment highlighted by robust orders of $1.5 billion. We remain focused on ramping-up Next Generation Delivery Vehicle (NGDV) production and modernizing legacy manufacturing processes in our Vocational segment.

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

“We are continuing actions to transform our fire truck manufacturing operations and expand production to better serve strong customer demand and support long-term growth. As we implement new material flow processes we anticipate a more gradual improvement in fire truck throughput than we previously expected. Accordingly, we are updating our full-year adjusted earnings per share outlook to approximately $11.00.

“Across the company, we believe our Innovate. Serve. Advance. strategy continues to strengthen our competitive position through investments in differentiated products, advanced technologies and manufacturing capabilities,” added Pfeifer.

Factors affecting second quarter results for the Company’s business segments included:

Access - Access segment sales for the second quarter of 2026 increased $117.8 million, or 9.4 percent, to $1.37 billion primarily due to higher sales volume and improved pricing.

Access segment operating income in the second quarter of 2026 decreased 16.5 percent to $151.6 million, or 11.0 percent of sales, compared to $181.6 million, or 14.5 percent of sales, in the second quarter of 2025. The decrease was primarily due to adverse sales mix, adverse price/cost dynamics, higher litigation reserves, higher selling, general and administrative expenses and higher new product development spending, offset in part by higher sales volume.

Adjusted1 operating income in the second quarter of 2026 was $155.8 million, or 11.3 percent of sales, compared to $185.7 million, or 14.8 percent of sales, in the second quarter of 2025.

Vocational - Vocational segment sales for the second quarter of 2026 were relatively flat at $966.8 million, as lower sales volume, primarily related to lower refuse and recycling vehicle shipments, more than offset improved pricing.

Vocational segment operating income in the second quarter of 2026 decreased 17.8 percent to $121.1 million, or 12.5 percent of sales, compared to $147.3 million, or 15.2 percent of sales, in the second quarter of 2025. The decrease was primarily due to adverse sales mix, higher manufacturing overhead costs and lower sales volume, offset in part by improved price/cost dynamics and lower incentive compensation accruals.

Adjusted1 operating income in the second quarter of 2026 was $130.5 million, or 13.5 percent of sales, compared to $157.9 million, or 16.3 percent of sales, in the second quarter of 2025.

Transport - Transport segment sales for the second quarter of 2026 increased $57.0 million, or 11.9 percent, to $536.1 million primarily due to higher sales volume, as the ramp-up of NGDV production was offset in part by lower defense sales volume.

Transport segment operating income in the second quarter of 2026 decreased 11.2 percent to $15.8 million, or 2.9 percent of sales, compared to $17.8 million, or 3.7 percent of sales, in the second quarter of 2025. The decrease was primarily the result of adverse sales mix as well as higher warranty and manufacturing overhead costs, offset in part by the recognition of a one-time performance obligation related to the NGDV program of $16.6 million.

Corporate and other - Net operating costs for corporate and other in the second quarter of 2026 decreased $9.7 million to $45.3 million primarily due to the non-recurrence of an intangible asset impairment.

Miscellaneous, net - Miscellaneous income, net in the second quarter of 2026 was $3.7 million compared to $7.3 million in the second quarter of 2025. The second quarter of 2025 benefited from an unrealized gain on an investment.

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of 2026 of $37.2 million, or 16.9 percent of pre-tax income, compared to $65.2 million, or 24.1 percent of pre-tax income, in the second quarter of 2025. Income taxes in the second quarter of 2026 included a $16.7 million discrete tax benefit related to the expiration of the statute of limitations for a foreign anti-hybrid tax matter.

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

Repurchases of Common Stock - The Company repurchased 667,158 shares of common stock in the second quarter of 2026 for $91.6 million. Share repurchases completed during the previous twelve months benefited earnings per share in the second quarter of 2026 by $0.09 compared to the second quarter of 2025.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.57 per share of Common Stock. The dividend will be payable on August 27, 2026 to shareholders of record as of August 13, 2026.

Six-Month Results

The Company reported net sales for the first six months of 2026 of $5.23 billion and net income of $226.3 million, or $3.59 per diluted share. This compares with net sales of $5.04 billion and net income of $317.0 million, or $4.88 per diluted share, for the six months ended June 30, 2025. The decrease in net income for the first six months of 2026 compared to the six months ended June 30, 2025 was primarily due to unfavorable sales mix and higher manufacturing overhead costs, offset in part by higher sales volume and the tax benefit related to the expiration of the statute of limitations for a foreign anti-hybrid tax matter.

Adjusted1 net income for the first six months of 2026 was $233.9 million, or $3.71 per diluted share, compared to $345.4 million, or $5.32 per diluted share, for the six months ended June 30, 2025.

2026 Expectations

The Company expects its 2026 diluted earnings per share to be in the range of $10.50 and its adjusted1 earnings per share to be in the range of $11.00, down approximately $0.50 from its previous guidance. The Company expects net sales to be approximately $11.2 billion, up $200 million from its previous guidance.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its second quarter 2026 results and 2026 expectations. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, growth and drivers, capital allocation, resiliency, targets, projected sales, costs, margins, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction outlooks; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the Company's ability to predict the level and timing of orders and costs on the U.S. Postal Service contract; the Company's ability to increase production rates in its municipal fire apparatus and delivery businesses; risks that trade wars and related tariffs could further reduce demand for or competitiveness of the

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

Company’s products or cause inefficiencies in the Company's supply chain; the Company’s ability to increase prices to raise margins or to offset higher input costs; the Company's ability to achieve its projected material and manufacturing efficiency savings; the Company's ability to accurately predict future input costs associated with U.S. Department of Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms or a prolonged federal government shutdown; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including its most recent Form 10-K. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, purpose-built equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$2,915.1	$2,732.1	$5,232.9	$5,044.9
Cost of sales	2,434.8	2,207.6	4,440.7	4,120.5
Gross income	480.3	524.5	792.2	924.4

Operating expenses:
Selling, general and administrative	222.7	213.3	438.3	424.3
Amortization of purchased intangibles	14.4	13.8	28.7	27.3
Intangible asset impairment	—	5.7	—	5.7
Total operating expenses	237.1	232.8	467.0	457.3
Operating income	243.2	291.7	325.2	467.1

Other income (expense):
Interest expense	(30.7)	(30.1)	(60.5)	(57.1)
Interest income	3.5	2.0	8.0	4.0
Miscellaneous, net	3.7	7.3	1.7	7.8
Income before income taxes and earnings (losses) of unconsolidated affiliates	219.7	270.9	274.4	421.8
Provision for income taxes	37.2	65.2	47.7	102.0
Income before earnings (losses) of unconsolidated affiliates	182.5	205.7	226.7	319.8
Equity in earnings (losses) of unconsolidated affiliates	0.7	(0.9)	(0.4)	(2.8)
Net income	$183.2	$204.8	$226.3	$317.0

Earnings per share:
Basic	$2.93	$3.17	$3.61	$4.90
Diluted	2.92	3.16	3.59	4.88

Basic weighted-average shares outstanding	62,437,531	64,532,356	62,629,685	64,663,506
Dilutive equity-based compensation awards	308,594	242,484	392,735	259,283
Diluted weighted-average shares outstanding	62,746,125	64,774,840	63,022,420	64,922,789

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$403.6	$479.8
Receivables, net	1,646.1	1,456.1
Unbilled receivables, net	729.5	702.7
Inventories	2,308.5	2,375.0
Income taxes receivable	50.2	52.4
Other current assets	98.5	102.5
Total current assets	5,236.4	5,168.5
Property, plant and equipment:
Property, plant and equipment	2,551.8	2,571.7
Accumulated depreciation	(1,304.0)	(1,300.5)
Property, plant and equipment, net	1,247.8	1,271.2
Goodwill	1,438.7	1,448.1
Purchased intangible assets, net	703.6	734.8
Deferred income taxes	184.7	201.0
Deferred contract costs	796.9	825.5
Other non-current assets	443.4	423.3
Total assets	$10,051.5	$10,072.4

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$502.2	$0.6
Accounts payable	1,009.5	1,074.2
Customer advances	763.8	737.1
Payroll-related obligations	194.4	218.4
Income taxes payable	61.3	141.3
Other current liabilities	516.1	492.8
Total current liabilities	3,047.3	2,664.4
Long-term debt	600.6	1,100.3
Non-current customer advances	1,299.4	1,222.7
Deferred income taxes	23.5	25.7
Other non-current liabilities	553.4	528.8
Commitments and contingencies
Shareholders’ equity	4,527.3	4,530.5
Total liabilities and shareholders’ equity	$10,051.5	$10,072.4

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended June 30,
	2026	2025
Operating activities:
Net income	$226.3	$317.0
Depreciation and amortization	122.8	109.5
Intangible asset impairment	—	5.7
Stock-based incentive compensation	21.4	19.1
Deferred income taxes	15.6	(28.2)
Other non-cash adjustments	1.6	(0.4)
Changes in operating assets and liabilities	(174.4)	(728.4)
Net cash provided by (used in) operating activities	213.3	(305.7)

Investing activities:
Additions to property, plant and equipment	(54.8)	(80.9)
Additions to equipment held for rental	(11.2)	(18.1)
Proceeds from sale of equipment held for rental	22.9	1.7
Other investing activities	1.0	(1.8)
Net cash used in investing activities	(42.1)	(99.1)

Financing activities:
Proceeds from issuance of debt	454.8	2,838.0
Repayments of debt	(453.3)	(2,302.2)
Repurchases of Common Stock	(138.9)	(68.7)
Dividends paid	(71.0)	(65.7)
Other financing activities	(37.2)	(22.0)
Net cash provided by (used in) financing activities	(245.6)	379.4

Effect of exchange rate changes on cash and cash equivalents	(1.8)	12.2
Decrease in cash and cash equivalents	(76.2)	(13.2)
Cash and cash equivalents at beginning of period	479.8	204.9
Cash and cash equivalents at end of period	$403.6	$191.7

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Sales
Access
Aerial work platforms	$735.1	$638.0	$1,166.1	$1,088.8
Telehandlers	263.3	325.1	471.5	569.6
Other	375.4	292.9	679.6	554.7
Total Access	1,373.8	1,256.0	2,317.2	2,213.1
Vocational
Municipal fire apparatus	423.9	398.0	755.4	727.8
Airport products	258.0	246.1	484.6	471.4
Refuse and recycling vehicles	160.7	197.0	314.4	402.5
Other	124.2	128.6	237.4	234.8
Total Vocational	966.8	969.7	1,791.8	1,836.5
Transport
Defense	274.5	372.0	570.7	784.7
Delivery vehicles	261.6	107.1	478.2	157.4
Total Transport	536.1	479.1	1,048.9	942.1
Corporate and other	38.4	27.3	75.0	53.2
Consolidated	$2,915.1	$2,732.1	$5,232.9	$5,044.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating Income (Loss)
Access	$151.6	$181.6	$186.3	$284.7
Vocational	121.1	147.3	205.8	265.1
Transport	15.8	17.8	20.0	18.4
Corporate and other	(45.3)	(55.0)	(86.9)	(101.1)
Consolidated	$243.2	$291.7	$325.2	$467.1

	June 30,
	2026	2025
Period-end backlog:
Access	$1,958.2	$1,189.0
Vocational	6,618.8	6,268.8
Transport	6,050.8	6,709.0
Corporate and other	124.4	58.9
Consolidated	$14,752.2	$14,225.7

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Access segment operating income (GAAP)	$151.6	$181.6	$186.3	$284.7
Amortization of purchased intangibles	4.2	4.1	8.3	8.8
Adjusted Access segment operating income (non-GAAP)	$155.8	$185.7	$194.6	$293.5

Vocational segment operating income (GAAP)	$121.1	$147.3	$205.8	$265.1
Amortization of purchased intangibles	9.4	10.6	18.8	21.6
Adjusted Vocational segment operating income (non-GAAP)	$130.5	$157.9	$224.6	$286.7

Corporate and other operating loss (GAAP)	$(45.3)	$(55.0)	$(86.9)	$(101.1)
Amortization of purchased intangibles	0.8	0.8	1.6	1.5
Intangible asset impairment	—	5.7	—	5.7
Adjusted corporate and other operating loss (non-GAAP)	$(44.5)	$(48.5)	$(85.3)	$(93.9)

Consolidated operating income (GAAP)	$243.2	$291.7	$325.2	$467.1
Amortization of purchased intangibles	14.4	15.5	28.7	31.9
Intangible asset impairment	—	5.7	—	5.7
Adjusted consolidated operating income (non-GAAP)	$257.6	$312.9	$353.9	$504.7

-more-

Oshkosh Corporation Reports Results for 2026 Second Quarter

July 28, 2026

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Provision for income taxes (GAAP)	$37.2	$65.2	$47.7	$102.0
Income tax effects of adjustments	3.6	5.4	7.2	9.2
Expiration of foreign anti-hybrid tax matter	13.9	—	13.9	—
Adjusted provision for income taxes (non-GAAP)	$54.7	$70.6	$68.8	$111.2

Net income (GAAP)	$183.2	$204.8	$226.3	$317.0
Amortization of purchased intangibles	14.4	15.5	28.7	31.9
Intangible asset impairment	—	5.7	—	5.7
Income tax effects of adjustments	(3.6)	(5.4)	(7.2)	(9.2)
Expiration of foreign anti-hybrid tax matter	(13.9)	—	(13.9)	—
Adjusted net income (non-GAAP)	$180.1	$220.6	$233.9	$345.4

Earnings per share-diluted (GAAP)	$2.92	$3.16	$3.59	$4.88
Amortization of purchased intangibles	0.23	0.24	0.46	0.49
Intangible asset impairment	—	0.09	—	0.09
Income tax effects of adjustments	(0.06)	(0.08)	(0.12)	(0.14)
Expiration of foreign anti-hybrid tax matter	(0.22)	—	(0.22)	—
Adjusted earnings per share-diluted (non-GAAP)	$2.87	$3.41	$3.71	$5.32

2026 Expectations
Earnings per share-diluted (GAAP)	$10.50
Amortization of purchased intangibles, net of tax	0.72
Expiration of foreign anti-hybrid tax matter	(0.22)
Adjusted earnings per share-diluted (non-GAAP)	$11.00

###